EXHIBIT 99.2

Final Transcript

Conference Call Transcript SHFL - Q4 2008 Shuffle Master, Inc. Earnings Conference Call Event Date/Time: Jan 15, 2009 / 10:00PM GMT

CORPORATE PARTICIPANTS

 Julia Boguslawski
 Shuffle Master, Inc. - Director IR

 Mark Yoseloff
 Shuffle Master, Inc. - CEO

 Coreen Sawdon
 Shuffle Master, Inc. - Interim CFO, CAO

CONFERENCE CALL PARTICIPANTS

 Steve Wieczynski
 Stifel Nicolaus - Analyst

 Joe Greff
 JPMorgan - Analyst

 Cann Hoe
 KeyBanc - Analyst

 Ryan Worst
 Brean Murray - Analyst

 Todd Eilers
 Roth Capital Partners - Analyst

 Dennis Forst
 KeyBanc - Analyst

 PRESENTATION

Operator

Greetings and welcome to the Shuffle Master Inc. fourth quarter and year-end earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Julia Boguslawski, Director of Investor Relations for Shuffle Master, Inc. Thank you. Ms. Boguslawski, you may begin.

 Julia Boguslawski - Shuffle Master, Inc. - Director IR

 Good afternoon, and thank you all for joining us today for our fourth quarter 2008 and year-end earnings call. I am Julie Boguslawski, Director of Investor Relations for Shuffle Master. With me today are Mark Yoseloff, CEO of Shuffle Master and Coreen Sawdon, Senior Vice President, CAO, and Acting CFO. Today's conference call is being simultaneously webcast through our website www.Shufflemaster.com and will also be archived for the next 30 days. Before we get started, I would like to remind you that various remarks we make about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations.

We will also be discussing certain financial measures such as adjusted EBITDA which represents a non-GAAP financial measure. The importance of this measure to investors, as well as reconciliation to the most directly comparable GAAP measures can be found in our most recent 10-K, which was filed yesterday as well as in our prior public filings, including our Form S-1 and yesterday's press release announcing our fourth quarter and fiscal Year 2008 results. Now we'll turn the call over to our CEO, Mark Yoseloff.

 Mark Yoseloff - Shuffle Master, Inc. - CEO

Thanks, Julia, and good afternoon to everyone. Shuffle Master capped off a very good year by delivering another solid quarter of performance. I was especially pleased with our results as they demonstrate our ability to execute in a challenging market. There has been a lot of discussion about the effects of the economy on the financial health of our industry. Although there is no denying the recession, our results demonstrate the resilience of our strategy and product mix, the importance of global diversification, and the benefit of having products that provide our customers with competitive games, operational savings and productivity, and security-enhancing features in an environment when they need these factors more than ever.

Before I discuss our overall performance I'd like to cover an event that had a material impact on our fourth quarter and year-end financials. Every year, we review the value of certain intangible assets, including goodwill. When an acquisition is made, goodwill is the difference between the purchase price and the value of acquired assets such as inventory and intellectual property. Goodwill remains on the books unamortized as an asset, but must be reviewed periodically in relation to several factors including the company's overall market cap. As a result of this review, our quarterly and year-end results include a non-cash goodwill impairment charge related to our E-tables segment of approximately $22.1 million. Given the severe stock market downturn, many companies that have been acquisitive over the past few years are faced with the same issue and there have been and will be numerous instances of goodwill impairments across all industries including ours as companies close their books for the year.

With that, I would like to highlight some of our key accomplishments in 2008. First, we made great strides in our leasing strategy. We successfully overcame any revenue shortfalls from decreased sales activity and ended 2008 with a record $190 million in total revenue, a 6% increase from fiscal 2007. On our 2007 Q4 earnings call, we told you that we did not believe that we would overcome the financial impact of reduced sales until fiscal 2009. As our year-end results prove, we are ahead of schedule. Total lease and service revenue now comprises 41% of total revenue, compared to 35% last year. This demonstrates the continued momentum of our lease strategy and clearly proves the alignment with our customers' current needs, namely superior products designed to create operational cost savings within their capital constraints.

Second, we completed a timely equity offering and debt refinancing and most importantly, having foreseen a potential downturn in the capital markets, we did so before these markets really deteriorated. I am proud of our team's ability to make the call to go on the road when we did, and to have effectively executed in that time frame. As a result, we have strengthened our balance sheet and significantly reduced our debt obligations. In this environment that is no small feat. Third, we introduced our latest cutting edge product this year, the i-Table, and showcased it at the Global Gaming Expo in November. In addition to a list of considerable interest and enthusiasm at the show, the i-Table was awarded best table game product or innovation like Global Gaming Business Magazine. This is a perfect demonstration of the Patent Board's recognition of Shuffle Master as one of the 35 most innovative companies in the world as published in the Wall Street Journal earlier in our Fiscal Year.

Fourth, we made several positive changes to our executive leadership team and corporate structure. Growing on our bench strength, we promoted David Lopez, Jerry Smith and Roger Snow to Executive Vice Presidents of the Company, and consolidated our Americas division with our corporate group, streamlined operations that improve efficiencies. In keeping the corporate best practices we separated the role of Chairman of the Board from that of Chief Executive Officer and elected Phillip Peckman, an independent Director as our new non-Executive Chairman. Finally, we added a sixth objective to our five strategic initiatives, which is the current theme of many companies, especially those in our industry, cost savings. We are thoroughly examining our infrastructure and our operations and believe we can improve profitability. We have established a target for fiscal 2009 to reduce operating expenses from 2008 levels by approximately 10% or $7 million. In order to achieve this target, we've taken several initiatives, including one; we have announced a Company-wide salary freeze; two: other than certain necessary positions, in order to reduce our expenses we have generally committed to a hiring freeze in all departments; three: we have negotiated substantial savings in outside legal and financial professional fees; four: we are reducing our reliance on third party consulting firms and bringing much of this in house to enjoy substantial savings. In addition, every department in the Company has been charged with reviewing every expense with an eye towards savings and in connection with this, we have instituted a Company-wide program for rewarding employees who provide cost saving ideas to Management.

Before I turn the call over to Coreen to review our performance, I would like to quickly highlight a few operational accomplishments in 2008. We placed 476 i-Deal Shufflers in the field, which outpaced the initial progress of two of our most successful Shufflers, namely, the Deck Mate and the MD2. We continue to receive exceptional feedback regarding its performance and enhanced features, and further, during fiscal 2009, we will be introducing a new type of table game which requires an i-Deal Shuffler as part of the game play. We've made notable progress on our third strategic initiative - driving incremental revenue on existing assets - by installing 206 table game add-ons, which include progressives and side bets. We expanded our reach into promising Asian Markets outside Macao, by appointing two highly respected distributors in the region:  RGB Abbiati, and CDI, both affiliates of Dream Gate. We continue to reduce manufacturing costs across many of our product lines and we are beginning to see some margin improvement on these products.

As a result of our creative content, we have significantly improved our electronic game machine segment this year, as evidenced by a 23% increase in the average sales price and an improvement in gross margin. Due to the popularity, relevance and added value of our products, we drove higher average lease prices in every segment excluding EGM's or electronic gaming machines, which are generally sold. These higher average lease prices contributed to year-over-year increase of 25% and lease and service revenue to $78.3 million, a Company record. Now I'll turn the call over to Coreen to review the quarterly and year-end results in more detail.

 Coreen Sawdon - Shuffle Master, Inc. - Interim CFO, CAO

Thank you, Mark and good afternoon to everyone. To summarize our fourth quarter results, revenue was $53.6 million, representing growth of 4% over the prior year period, and 8% over the prior sequential quarter. Total lease and service revenue increased year-over-year by 17% to $20.2 million, and remained relatively flat from the prior sequential quarter. This flat revenue was a result of some removals due to economic pressures on some of our customers, offset by higher average lease prices in all of our lease model product segments. In fact, our fourth quarter saw the first decline in leased Shuffler units in any quarter since early fiscal 2007; however, this trend has been reversed thus far in our first quarter of fiscal 2009 with new lease placements exceeding any removal.

Moving to fiscal year 2008, total revenue increased 6% from the prior year to a record $190 million. Total lease and service revenue grew 25%, and totaled a record $78.3 million, or 41% of revenue. US revenue was $90.3 million, or 47% of revenue, and increased $10 million from the prior year period. International revenue was $99.7 million, or 53% of total revenue. These results demonstrate the diversification of our worldwide revenue stream. Operating expenses for the fourth quarter were $23.5 million net of the $22.1 million non-cash goodwill impairment charge. As a percentage of revenue, operating expenses for the quarter increased by one percentage point from the prior year period, but decreased by one percentage point from the prior sequential quarter. The year-over-year dollar increase relates to a $1.1 million charge related to a pre-paid license fee for future technology that is no longer deemed relevant, as well as a full quarter of amortization of non-product specific intangibles related to the acquisition of the Progressive Gaming Table Game division. Excluding the one-time charge for the prepaid license fee, our operating expenses as a percentage of revenue decreased one percentage point and three percentage points from the prior year and prior sequential quarter respectively.

Turning to the fiscal year, operating expenses totaled $112 million, excluding the impairment charge and the prepaid license fee mentioned earlier they totaled $89.8 million or 47% of revenue, as compared to $79.3 million or 44% of revenue in fiscal year 2007. This increase relates mostly to SG&A expense which grew as a result of multiple factors including an increase in personnel costs due to staffing our recently established corporate division. We have now determined we will consolidate this division back into our US Operating entity. R & D expense increased by 7% year-over-year but remained relatively flat as a percentage of revenue. Increases in R & D were primarily due to the recently created corporate products group, and the impact of foreign currency on our R & D Operations in Austria and Australia.

Adjusted EBITDA totaled $13.9 million for the fourth quarter compared to $12 million and $14.1 million from the prior year period and prior sequential quarter respectively. Adjusted EBITDA for the fiscal year totaled $48.7 million declining by less than 1% from 2007. Operating cash flow for the fourth quarter was $1.8 million as compared to $2.2 million in the prior year period and $16. 8 million in the prior sequential quarter. For clarification I want the highlight that operating cash flow is generally lowest in our fourth quarter due to the working capital changes we experienced in the quarter. Receivables generally increase which is a use of cash due to the strong fourth quarter revenue which has not yet been collected. Payables and accruals are generally reduced, also a use of cash, as our vendors in the fourth quarter are paid for the third quarter purchases made in advance of the inventory demands to meet our Fourth quarter revenue. Finally, we reduced our operating cash flow by $7.2 million related to the gain on sale of lease assets. This amount is reflected as an increase in financing cash flows.

Working capital is fairly consistent at an adjusted current ratio of 2.5 to 1.0, net of our reclassified convertible notes as compared to 2.6 to 1.0 in the prior year period. We have classified $40.3 million of our notes as current as they are expected to be put to us in April 2009; however, these notes will be satisfied with either cash on hand or through borrowings on a revolver which matures in November of 2011.

Moving to the fiscal year, operating cash flow grew 33% to $44 million as a result of reductions in inventory, a 21% increase in depreciation and amortization related to the PGIC acquisition, as well as increases in our lease space and other non-cash add-backs. Operating cash flow for the fiscal year included reductions for a gain on the early extinguishment of our notes of $1.8 million, a gain on the sale of our fractional ownership in Net Jet of $0.7 million and a gain on the sale of leased assets of $7.2 million. Finally turning to our tax rate, excluding the effect of the impairment charge, the quarterly and fiscal year tax rates would have been 39% and 35%, excuse me, 35.6% respectively.

Now I'll move into a product segment recap starting with our utility segment quarterly performance. As compared to the prior year quarter, total utility revenue increased by nearly 10% to $21.6 million and 8% from the prior sequential quarter. The increase in total revenue for this segment as compared to the prior year period was the result of an 11% increase in lease and service revenue. Total lease and service revenue was a record $9 million compared to $8.1 million in the prior year period and $8.9 million in the prior sequential quarter. Increases in utility lease revenue were principally driven by a 332 Shuffler unit increase in our lease install base as well as increases in our average lease price year-over-year. Sales revenue in this category increased 11% from the prior year period to $11.8 million, driven mainly by higher average sales prices.

Looking at the utility segment performance for the year, total revenue increased 3% to $80.9 million as compared to $78.5 million for fiscal 2007. This increase can be primarily attributed to increases in utility lease revenue as well as cheaper sales and service revenue. Utility lease and service revenue increased by approximately $4.5 million to $34.9 million, which was predominantly the result of increases in leased units placed, and average lease prices. Utility sales and other revenue decreased by 4% to $46 million, consistent with our continued emphasis on leasing. Utility gross margin for the year was 57% compared to 61% in the prior year. This decrease is primarily attributed to a decline in conversions of leased units to sold units from the prior year period, since such units generally have little or no cost when converted, as well as an increase in product related amortization expense associated with the one2six Shuffler and Easy Chipper. The total Shuffler install base of 28,080 units reflects 2,698 new placements in 2008, of which 332 units were new lease placements.

Total revenue in the proprietary table game segment for the fourth quarter was $10 million, up 20% and 3% from the prior year period and prior sequential period respectively. PTG royalty, lease and service revenue. excluding internet revenues, was another quarterly record totaling $8.6 million and accounts for 86% of total revenue in this segment. This reflects a 20% increase in royalty lease and service revenue over the prior year quarter and was the result of an increase in the average lease price from the prior year period, a full quarter of the progressive title and increased units in table game add-ons. For the fiscal year, the proprietary table game segment revenue increased approximately 17% to $38.6 million from $33.1 million in the prior year. This increase was mainly due to a 30% increase in PTG royalty lease and service revenue to $33.9 million and was partially offset by a decrease in sales revenue. The increase in the royalty lease and service revenue in fiscal 2008 reflects $4.6 million related to the approximate 600 unit install base that we acquired in connection with the purchase of PGIC's table game division in late 2007.

Additionally the royalty lease and service growth reflects an increase of almost $2.5 million related to growth in our traditional table games, most notably Ultimate Texas Hold Em, Three Card Poker and Progressive Fortune Poker as well as a 29% increase in the average lease price. A net increase of 206 table game add-ons also contributed to the increased lease revenue for the fiscal year. The 38% decrease in sales revenue for fiscal 2008 was the result of less units sold and a decrease in the average sales price due to sales through our distributer in Asia as well as fewer sales of premium titles. The total install base reached 5,642 table games and reflects nearly a 200 unit increase in fiscal 2008.

Moving to our electronic table system segment, total revenue for the fourth quarter decreased 23% from the prior year period to $7.2 million and 10% from the prior sequential quarter. Substantial lease and service revenue growth of 33% was offset by declining sales revenue which fell 38% from the prior year period. The year-over-year increase in lease and service revenue was mainly attributable to 30%, excuse me, 32% increase at E table seats on lease and to a lesser extent a slight increase in the average lease price per seat. The fourth quarter lease and service revenue of $2.6 million was another Company record reflecting 8% growth from the prior sequential quarter, predominantly due to the increase in the average lease price. ETS revenue for the fiscal year 2008 was $27.5 million, a decrease of 2% from the prior year. This decrease was primarily due to lower ETS sales revenue offset by an increase in ETS lease and service revenue. Lease and service revenue for the full year was also a Company record increasing 57% from the prior year period to approximately $9.5 million. This increase was mainly attributable to a net increase of 349 E-table seats on lease which were predominantly Table Master seats. The total install base of 7,225 seats reflects an increase of 4% and 18% from the prior sequential and prior year period respectively.

Moving to our EGM segment for the fourth quarter, total revenue was a quarterly record of $14.8 million, an increase of 26% from $11.8 million in the prior sequential quarter and up 3% from $14.3 million in the prior year period. The significant revenue growth stems mainly from increases in our average sales price as a result of the success of some of our more popular titles. Total EGM increased 9% year-over-year to $42.9 million, the $1.7 million increase in EGM other revenue was directly attributable to an increase of $4.2 million of parts and other peripheral sales, related to previously sold EGM seats. A 23% increase in the average sales price from the prior year is again due to the success of some of our more popular titles, and the successful rollout of newer games on the PC4 platform. EGM gross margin improved from the prior year period by approximately 10% to 46%, and was primarily related to the increase in ASP and increase in peripheral sales; however 2007 was negatively impacted by the 2.9 million WMS royalty shortfall in addition to a $2.8 million inventory writedown in Stargames. The total install base at EGM seats is 21,321, a 4% and 12% increase from the prior sequential and prior year period respectively.

Moving to our margins, the fourth quarter showed year-over-year improvement resulting in gross margin of 57% compared to 54% and declined slightly by two percentage points from the prior sequential quarter. This sequential quarter decline was due to favorable impact caused by internet revenue in the third quarter which had 100% flow through. The year-over-year improvement in fourth quarter gross margin was principally due to a 17% increase in lease and service revenue which generally yields better margins over time and higher average lease prices. The higher gross margin numbers associated with leases is yet another compelling reason to emphasize leasing over selling.

Gross margin remained relatively flat year-over-year at 58%. Factors that favorably impacted fiscal 2008 gross margin include an increase in lease revenue, increases in our average lease prices, and leasing of second and third generation Shufflers at higher average lease prices. Factors that negatively impact gross margin include introductory pricing of new products, installation costs of newly installed E-tables, and additional depreciation and amortization expense of product related intangibles included in the cost of leases and sales.

Moving to the balance sheet, cash and cash equivalents increased 22% to$ 5.4 million from $4.4 million at October 31, 2007. Inventories are $22.8 million, down 33% from the prior year. These reductions are the result of a formal emphasis on inventory management, improved forecasting and strong revenue performance. Our net debt at the end of the quarter is $119.8 million compared to $230.6 million as of October 31, 2007, down $110.8 million. Our leverage ratio at October 31, 2008, was 2.3 to 1.0. Our leverage covenant requires our ratio not to exceed 4.25 to 1.0. We are in compliance and expect to be compliant when our bonds are put on April 15, 2009. Additionally, subsequent to year-end, we purchased $10 million of notes on the open market at a discount leaving only $30 million outstanding to date on these notes. As of October 31, 2008, we had $84 million available for borrowings under our revolver, which is more than adequate to satisfy the notes when they are put.

During the year we added an additional 20.3 million common shares as a result of our equity offering in July; however during the fourth quarter we repurchased 2 million shares of our Common Stock for a total of $7.1 million at an average price of $3.56 per share. Finally I would like to comment on a couple of specifics of our first quarter of fiscal 2009 to assist with modeling our business. In particular, I would remind you that the first quarter is typically our weakest quarter as a result of seasonality of our business. We also will be observing two seven hits in the quarter that will total approximately $2 million.

With that I would like to turn the call over to Mark for wrap up

 Mark Yoseloff - Shuffle Master, Inc. - CEO

Thanks, Coreen. As our year-end results demonstrate, the combination of a steady base of lease revenue and profits, a good mix of products and services, and delivered value our customers worldwide, and a strong and flexible financial foundation, give Shuffle Master a solid edge in good times and in tough times. In years past, we provided five year annual growth rates for each of our product segments. Although we are optimistic about the performance in growth of these segments in the future, we want to balance that sentiment with the proper dose of prudence and vigilance given the current economic climate. For that reason, we are no longer providing any forward-looking guidance, nor are we endorsing any previously provided forward-looking guidance. When we have more clarity on the overall market and are better able to do so, we may resume such guidance. None of this is meant to suggest that we have a negative outlook on our fiscal 2009. Rather, it is simply a reflection of uncertain economic times. In fact, we are pleased with the continued acceptance of our products by our customers in early fiscal 2009 despite any economic downturns in our industry.

In summary I would like to take a moment to highlight four reasons I am confident in Shuffle Master's outlook despite the current economic climate. First, our revenue mix. With 41% of our revenue in 2008 stemming from recurring sources, namely lease and service, we're building higher quality revenue that allows for greater visibility in our business model. We anticipate this trend to continue as the current environment creates an opportunity for leasing and because of the changes we have made in our pricing strategy to enhance leasing. Second, our cost structure is improving, and although we have work to do, there is definitely room to become leaner and more flexible. We expect savings through numerous initiatives in each of our departments and we have tightened the belt on discretionary spending.

Third, our execution. We worked hard this year to improve the quality and consistency of our performance as evidenced by increased lease revenue and steady results, improving quarter-over-quarter. Finally, our suite of innovative products. While we still have many areas where we can improve, our intellectual property is a competitive advantage in all market environments and especially in challenging ones.

And with that, I will turn the call back to the operator for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question comes from the line of Steve Wieczynski with Stifel Nicolaus. Please proceed with your question.

Steve Wieczynski - Stifel Nicolaus - Analyst

Yes, good afternoon, guys.

Mark Yoseloff - Shuffle Master, Inc. - CEO

Hi, Steve.

Steve Wieczynski - Stifel Nicolaus - Analyst

First, just an update in terms of the CEO/CFO search. You talked about a hiring freeze. Does that exclude that?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Well, we continue looking for those positions. It's been no secret we're looking for new CEO, have been for awhile. Certainly, we're going to wait until we find the right person and that person is adequately up to speed before there's any transition and Coreen has been doing a fine job as acting CFO but I think we will fill this with some permanent CFO, either internal or external candidate some time in the future. We would like to complete the Management suite as quickly as possible. We have made some important promotions and done some I think excellent restructuring of Senior Management, and I think the team is very strong right now but Steve, there's always room to improve.

Steve Wieczynski - Stifel Nicolaus - Analyst

Okay, got you. And then in terms of guidance, I know you're suspending the five year growth rates. You talked in the past about being able to get your gross margins north of 60% by the end of I think it was 2009. Do you still feel comfortable making that assumption?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Look, we are constantly improving in these areas and we were actually chatting about that earlier today. Yes, I think it's realistic. Look, if the economy gets so bad, which it has not for us so far, but if it gets so bad that things really, really get bad in this Company, then all bets are off, but right now, our business is pretty darn robust. Our fourth quarter is the biggest quarter we've had in our history, despite everything going on, and so the results right now, our products are I think the right products at the right time and so long as we maintain our revenue, as it is and growing, I don't think that we'll have an issue with meeting that margin requirement, so yes, it's still our objective.

Steve Wieczynski - Stifel Nicolaus - Analyst

Okay, got you and then last question. In terms of what are you seeing out there in terms of when you talk to the operators, what are they doing in terms of CapEx spending and what are their thoughts going into 2009 and 2010?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Well, it's no secret that capital is very, very tight. That's certainly not a secret. Interestingly, it has not affected some even purchases of equipment recently and so I'm really pleased, for example, with the amount of our equipment that was present at the opening of encore in Las Vegas and as I am with our equipment around the world and certainly those for whom capital is even tighter have a leasing opportunity here, so I think we have products that are really important to the operation of casinos. A lot of them save money by using the product and we have a number of financial alternatives available to our customers, they can buy, they can lease, we're working with them and as a result of that, we had record revenue in the fourth quarter despite everything going on.

Steve Wieczynski - Stifel Nicolaus - Analyst

Okay, great. Thanks guys.

Mark Yoseloff - Shuffle Master, Inc. - CEO

You're welcome.

Operator

Our next question comes from the line of Joe Greff with JPMorgan. Please proceed with your questions.

Joe Greff - JPMorgan - Analyst

Hi, guys, how are you?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Good, Joe, how are you?

Joe Greff - JPMorgan - Analyst

Good. You did a nice job of selling Shufflers in the quarter, down from what we were forecasting. Was there anything related to new property openings there that really influenced that number? You mentioned Encore just earlier.

Mark Yoseloff - Shuffle Master, Inc. - CEO

Yes, but look. No one property, unless it's some mega resort in Asia, really has that great an impact on the totals. We increased Shuffler placements by 2,600 some units for the year, which is consistent with what we've done in the past several years. The growth is just steady and consistent, and so if Q4 really was not, it was not one single event in Q4 that made the quarter, the best thing about the nature of our business with our recurring revenue, with our global reach, we've become less and less dependent on any big transaction or few transactions to make or break a quarter, and that's exactly the position we've been trying to get into.

Joe Greff - JPMorgan - Analyst

Okay, great and maybe along those lines as well, you referred in the press release the trend in the quarter in the install base of these Shufflers decreased sequentially and you use the word as a result of economic pressures as a driver for those removals. I was hoping you could help us understand that. Is it a specific market? Was it a specific type of operator or is it really kind of anecdotal? You referred to the trend this quarter reverting, which is great, but I was hoping you could comment on that.

Mark Yoseloff - Shuffle Master, Inc. - CEO

Sure. There's good news and bad news in what I see going on. The good news is that Shuffler removals generally don't occur unless the Operator is actually shutting down a pit for good. The bad news is that some Operators are actually shutting down pits for good, so what happens is every quarter, there's ins and outs. There's in fact there was a number in the script that we just read and it occurred to me, we said that new Shuffler lease placements were I think 332 units for the year. That's not true. New placements were substantially greater than that, but they were offset by either conversions to sales or removals.

In Q4, because some Operators were shutting down some pits, there was simply more removals than there were new placements. Not to say there weren't any new placements. In Q1 thus far, new placements exceed conversions and removals by actually quite a few units right now. The quarter is not over yet, and so I think it's more anecdotal, and there has not been this major removal of units by any Operators where they continue to keep the pits open so that's really to me the most important factor here.

Joe Greff - JPMorgan - Analyst

Okay, great. And the MD2s, how many are installed right now? That's an opportunity obviously to replace. Do you have a sense of where that is right now?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Well not MD2s. Aces. The ideal is replacing the Ace Shuffler and there are roughly 5,000 Ace Shufflers out in the market right now, a combination, mostly sold, some still on lease, less than a thousand I believe still on lease, and with the advent of the i-Deal and the features that it provides, this has been an even better than anticipated initial rollout getting up close to 500 units already and moving very quickly. So there's a 5,000 unit replacement opportunity here, and we've actually already sent a letter to our customers, due to our inability to continue to buy spare parts and the obsolescence of some of the electronics in the older Ace Shufflers, this product will be obsoleted in a couple of years anyway, so at that point, they really all need to be replaced.

Joe Greff - JPMorgan - Analyst

Great. Thanks, guys.

Mark Yoseloff - Shuffle Master, Inc. - CEO

You're welcome.

Coreen Sawdon - Shuffle Master, Inc. - Interim CFO, CAO

Bye-bye.

Operator

Our next question comes from the line of Cann Hoe with KeyBanc. Please proceed with your question.

Cann Ho - KeyBanc - Analyst

Hi, guys. Just had a quick question about your currency going forward. Do you think the foreign currency fluctuation is going to be positive or negative for 2009 and into 2010 considering that all of the stimulus that's getting put into the system right now?

Mark Yoseloff - Shuffle Master, Inc. - CEO

What a hard question. You know, hold on and I'll call a couple of expert economists to answer that. We had a very rough time with FX through a lot of the last 18 months, and then in Q4, it went the other way. We had a positive benefit. Let me just highlight what happens, and then you can check with economists to answer this. We manufacture products in Australia, and Austria and the US, and we pay for those in Euros, Australian dollars and US dollars. We sell primarily in US dollars, although we sell in other currencies as well. The fluctuations for us are reasonably tricky, but we are in the US, we're a net importer of our own products. Also, we pay payroll in Australia and in Austria in Australian dollars and Euros, so the biggest impact for us when the dollar was weakening was twofold. One, the payroll expenses in those places and two, the fact that we were buying a lot of equipment in Australian dollars and in Euros and selling that equipment in US dollars and this is particularly true in Macao, where our sales are pegged to US dollars. As the dollar strengthens, we actually enjoy a benefit from FX, and so if all these stimulus packages help, as the dollar continues to strengthen against these currencies, it will be favorable for us, but we certainly can't forecast that right now.

 Cann Hoe  - KeyBanc - Analyst

 Okay. Do you guys have any plans of putting in hedges this year to maybe stabilize that foreign currency instead of having it go negative like $1 million in a quarter and then plus $4 million the next quarter?

 Mark Yoseloff - Shuffle Master, Inc. - CEO

It's very tricky, particularly when it comes to things like paying payrolls in those countries. This is more a dollar counting issue than anything else, because ultimately when we consolidate, we report everything in dollars, but we don't want to be speculative and so for example, in Australia, where we're selling slot machines in Australian dollars and paying our people in Australian dollars, it's all fine, and manufacturing in Australian dollars so we have to be a little careful because if we speculate or try to hedge this at all, I think there's some accounting consequences first of all, and secondly, I'm just not sure that it's a business we want to be in. Let's just hope that worldwide currencies tend to stabilize and then we don't have so much of an issue.

Cann Hoe - KeyBanc - Analyst

Okay, great. Thanks.

Mark Yoseloff - Shuffle Master, Inc. - CEO

Thanks.

Operator

Our next question comes from the line of Ryan Worst with Brean Murray. Please proceed with your question.

Ryan Worst - Brean Murray - Analyst

Thanks, good afternoon guys. How are you doing?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Good Ryan, how are you?

Ryan Worst - Brean Murray - Analyst

Good. Mark, just real quick on the foreign currency question follow-up, what was that impact in the fourth quarter and for the full year?

Mark Yoseloff - Shuffle Master, Inc. - CEO

In Q4, the impact was almost $4 million.

Ryan Worst - Brean Murray - Analyst

Okay.

Mark Yoseloff - Shuffle Master, Inc. - CEO

And in the full year it was around $2.5 million. So, you know, we got a benefit, actually for the full year it was only $2.5 million ,which is not a substantial amount on almost $200 million in revenue. For the quarter it was pretty good because the dollar strengthened so much so fast in the quarter, but again, it's not a predictable item for us really right now.

Ryan Worst - Brean Murray - Analyst

Right, no, I understand that. I just wanted to confirm that it was a drag in prior quarters.

Mark Yoseloff - Shuffle Master, Inc. - CEO

Oh, big drag in prior quarters.

Ryan Worst - Brean Murray - Analyst

And then could you just refresh my memory. When as the i-Deal introduced?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Just about a year ago. Q4 of '07, it was a very slow initial rollout which was intentional, so we placed very few of them in the first three to six months, primarily because of the fact that with every new Shuffler there was always a learning curve, and so there were a few issues, we fixed them, and the last couple of quarters of' 08, we really accelerated the rollout because now we feel like we have a very stable product and so I think you'll see good progress being made now through fiscal '09 in that product.

Ryan Worst - Brean Murray - Analyst

Yes. Okay, and then just looking at the economic environment and the increased emphasis on cost savings by some of your customers, is that driving any changes in interest in terms of your kind of E-table offerings?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Well, actually, I think it's a benefit for E-tables. I don't think we would have seen E-tables proliferate as quickly as they have in full service traditional casinos without some of this pressure, and even in some high end casinos in Las Vegas strip where I thought it might be years before we saw E-tables, and they're there, and it's a good alternative, and it's actually an excellent alternative to low stakes live tables, and then I think finally with the advent this year of the i-Table, which is a hybrid product, I think we will have covered substantially all the needs of our customers as far as the amount of labor they're willing to devote to a particular table game based on the stakes of that game.

Ryan Worst - Brean Murray - Analyst

Right. When does the i-Table get introduced, Mark?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Well, it's pretty much ready in the sense that I think the engineering is fairly well completed, and we're looking at being at GLI, the first test lab, getting through GLI early in 2009 calendar year. I expect that we will be in a casino or two in the first or second quarter of calendar '09 and we're going to again go slow, make sure that we've got the product and all of the bugs worked out, all of the kinks. It works great in our show room but when you put something in a casino that's getting hammered 24 hours a day, you learn a lot. There's a lot of enthusiasm for this product and a lot of eagerness on the part of the casino operators because it looks like such a right product for our environment, but I think because of that, we need to be even more cautious that we have exactly the right product before we take it out to market. So I would say early to mid 2009 you'll be playing on an i-Table at least one or several casinos.

 Ryan Worst  - Brean Murray - Analyst

 Okay, thanks. And just one last question. Is there any jurisdictions that you're working on in terms of getting approvals? Like New York or Florida for your E-tables?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Funny you should ask that question. I believe there was a press demonstration of our Table Master made by a member of the New York State legislature just this afternoon in New York, and you may have seen some commentary on this. I think the New York State legislature is going to take a serious look at adding our Table Masters to the product mix at casinos in New York State, because of the additional opportunity to generate tax revenue, so New York is a big one, and there's a number of places that I think either are in the midst or contemplating the introduction of E-tables either in traditional casinos or racinos we're busy providing information and demonstrations to the appropriate legislative bodies and other regulators to get these approved.

Ryan Worst - Brean Murray - Analyst

Okay, great. Thanks Mark.

Mark Yoseloff - Shuffle Master, Inc. - CEO

Very good.

Operator

Our next question comes from the line of Todd Eilers with Roth Capital Partners. Please proceed with your question.

Todd Eilers - Roth Capital Partners - Analyst

Hi, guys, how are you?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Good Todd, how are you?

Todd Eilers - Roth Capital Partners - Analyst

Good. Just had a question on Stargames. I just had a couple strong quarters here with that business unit. Coreen, you mentioned we should expect some seasonality, typical normal seasonality in the first quarter of fiscal '09. Should we expect Stargames to experience the same sort of seasonality as I guess the rest of your business, just looking at last quarter it looks like we had a pretty large drop off in units sold, just wondering if we should expect --

Mark Yoseloff - Shuffle Master, Inc. - CEO

Last year.

Todd Eilers - Roth Capital Partners - Analyst

Last year, sequentially. I'm just wondering if we should expect something similar or if there's abnormal events.

 Mark Yoseloff  - Shuffle Master, Inc. - CEO

Well look. Our first quarter has the following. Because of the nature of the calendar and our choice of year-end, we have Thanksgiving, Christmas and New Year's and almost one month shut down in Australia all during our first quarter, and so when we talk about seasonality, it's not like suddenly nobody is interested anymore. It's more that you have three major holidays. You also have the fact that two of the three months in the quarter are November and December, where typically a lot of our customers have used up their capital for the year, and they are waiting for their new budget to come in January, so as long as I've been here, which is almost as old as the Company, first quarter has always been a weak quarter for us, and so I don't think we're warning you of anything worse than normal seasonality. I want to make that clear.

We're simply saying, coming off this very big Q4, don't forget Q1 is always seasonally a tougher quarter for us, and our outlook for the year is still pretty positive, given the fact that our products seem to still be in wonderful demand, so this is it's balanced, Todd. We need to be careful not to be too enthusiastic at a time period when the wheels are coming off the bus all over the world. At the same time, it's hard not to be enthusiastic when we just had the biggest revenue quarter in our history, so and by the way, I think a lot of companies would be hard pressed to say the same thing in the environment we're in, so we're cautiously optimistic that this trend will continue and that we will see a really good 2009 but I read the same newspapers you do. I listen to the same reports on TV. I think if the people on TV would only stop telling us how bad it is for a day or two, maybe we would even get a little better, I don't

Todd Eilers - Roth Capital Partners - Analyst

I think we would all enjoy that. Okay, that's fair. I guess my other question was with regards to the i-Deal and I'm not sure if you mentioned it or not, I apologize if you did talk about it. But it looks like your average lease rate as well as your ASPs have increased nicely sequentially. Have you guys, have you gone through your introductory pricing phase and if not, when should we expect that to occur?

Mark Yoseloff - Shuffle Master, Inc. - CEO

Well, we're in the midst of it. Typically, anyone who is converting from an Ace to an i-Deal may get the benefit of some number of months at a reduced introductory price. and so it's an ongoing process. There's a couple of things and I'm sort of glad you asked the question because I think there's a couple of things that could use a little clarification. One of the problems as we are growing certain segments like the E-table segment particularly or a new Shuffler introduction with gross margins is that it's really distorted by introductory pricing and installation costs which are one-time costs, and so I'll go back to the margin question earlier. If we can get to a point where the new installations are a smaller fraction of the total, then margins will immediately improve just because of that, and so the answer is if you are just converting an Ace today you're going to get introductory pricing. If you converted it six months ago you may be through that period already.

Todd Eilers - Roth Capital Partners - Analyst

Okay. That's helpful.

Mark Yoseloff - Shuffle Master, Inc. - CEO

Good.

Todd Eilers - Roth Capital Partners - Analyst

Thanks guys.

Mark Yoseloff - Shuffle Master, Inc. - CEO

You're welcome.

Operator

Our next question comes from the line of Dennis Forst with KeyBanc. Please proceed with your question.

Dennis Forst - KeyBanc - Analyst

Good afternoon. Can we get a little more detail on the impairment charge? It was $22 million related to the ETS division. What did you pay for Star Games, where did the writedown come from? Why did you pick or how do you calculate the 22 million, things like that. I appreciate it.

Mark Yoseloff - Shuffle Master, Inc. - CEO

I'm going to give you some headlines and then Coreen can add to it if you would like.

Dennis Forst - KeyBanc - Analyst

Right.

Mark Yoseloff - Shuffle Master, Inc. - CEO

The total consideration first of all for Stargames, all portion of Stargames was roughly $115 million but that included the slot machine business as well as the E-table business. When we made the acquisition, the purchase price was allocated into a number of buckets including goodwill, and so there was a certain balance sheet entry for goodwill related to this business. The reason that goodwill impairments, there are so many this year, and I may be telling you something you already know because it's pretty basic, is that the first driver is total market cap, and so as the market caps of companies generally have come down a lot particularly in gaming, the calculation of impairment has become more critical for all companies and it's sort of the issue of does the sum of the parts exceed the whole and in order to do that calculation, there are numerous factors that are taken into consideration which include sales forecasts, discount rates, profitability, margins, it all goes into some very big sausage maker and out at the other end after you throw in all of these ingredients, a lot of subjective numbers go in, like estimates of discount rates, and when you get all done, there's a number at the end and that number either is greater or less than the goodwill on the books and that's how you arrive at it. So it's not simple to tell you there's one factor. It's numerous factors, it was a detailed study done by KPMG as our advisor and then reviewed by Deloitte as part of their audit to arrive at the number.

Dennis Forst - KeyBanc - Analyst

Okay, great. Thanks.

Mark Yoseloff - Shuffle Master, Inc. - CEO

And it was all non-cash.

Dennis Forst - KeyBanc - Analyst

Right.

Mark Yoseloff - Shuffle Master, Inc. - CEO

I should mention that. Do we have any other questions out there?

Operator

There are no other questions in the queue at this time.

 Mark Yoseloff  - Shuffle Master, Inc. - CEO

 Okay. Well, I'd like to thank everyone for joining us and look forward to speaking to all of you on our first quarter call for fiscal '09. Thank you.

Operator

Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time.

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